Exhibit 4.2

CAPSTONE TURBINE CORPORATION

AMENDMENT NO. 3

TO

PURCHASE WARRANT FOR COMMON SHARES

This Amendment No. 3 to Purchase Warrant for Common Shares, dated as of October 1, 2020 (the “Third Amendment”), amends that certain Purchase Warrant for Common Shares, dated as of February 4, 2019 (as amended from time to time, the “Warrant”), issued by Capstone Turbine Corporation, a Delaware corporation (the “Company”).

WHEREAS, Goldman Sachs & Co. LLC has transferred the Warrant to Special Situations Investing Group II, LLC (the “Purchaser”);

WHEREAS, the Purchaser is the sole Holder of the Warrant; and

WHEREAS, on the date hereof, the Company and the Purchaser have entered into an additional Purchase Warrant Agreement for Common Shares, entitling the Purchaser to purchase from the Company up to 291,295 Warrant Shares (the “Second Warrant”).

WHEREAS, subject to the terms and conditions set forth herein, the Company and the Purchaser desire to amend Section 1.2, Section 2.1, Section 2.2(c) and Section 18.1 of the Warrant.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Defined Terms.  Capitalized terms used but not defined herein will have the meanings given to them in the Warrant.

2.Current Number of Warrant Shares.  The Company hereby represents and warrants to the Purchaser that, immediately prior to giving effect to the Third Amendment and after giving effect to all adjustments required by Section 2 of the Warrant and the execution of the Second Warrant, the number of Warrant Shares issuable upon exercise of the Warrant and the Second Warrant in full is 754,362.

3. Amendments.

(a)	Section 1.2 of the Warrant is hereby amended and restated in its entirety as follows:

“Beneficial Ownership Limitation; Trading Exchange Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise, and shall be deemed not to have exercised, any portion of this Warrant, to the extent that, after giving effect to an attempted exercise, such Holder (together with any Persons whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any

“group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own in the aggregate a number of Common Shares in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by such Holder and its Attribution Parties shall include the number of Common Shares issuable upon exercise of this Warrant subject to the Notice of Exercise with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder or any of its Attribution Parties that, in the case of both (A) and (B), are subject to a limitation on conversion or exercise similar to the limitation contained herein.

For purposes of this Section 1.2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In order to ensure that a Holder and its Attribution Parties do not exceed the Beneficial Ownership Limitation in connection with any Notice of Exercise, upon delivery of any Notice of Exercise, such Holder shall inform the Company in such Notice of Exercise of the number of Common Shares then beneficially owned by such Holder and its Attribution Parties as determined in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission, and such notice shall be deemed not to be delivered to the extent (and only to the extent) such Beneficial Ownership Limitation would be exceeded.

The Company shall be entitled to rely on representations made to it by the Holder in any Notice of Exercise regarding its beneficial ownership of Common Shares. Upon the written request of a Holder (which may be by email), the Company shall, within two (2) Business Days thereof, confirm in writing to such Holder (which may be via email) the number of Common Shares then outstanding.

The “Beneficial Ownership Limitation” shall initially be 4.9% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares pursuant to such Notice of Exercise (to the extent permitted pursuant to this Section 1.2). Notwithstanding the foregoing, by written notice to the Company, which will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, the Holder may reset the Beneficial Ownership Limitation percentage to a higher or lower percentage; provided that any such higher or lower percentage will apply only to the Holder delivering such notice and not to any other Holder of Warrants.  The foregoing notwithstanding, in no event shall the Warrant Shares issuable upon the exercise of the Warrants, when taken together with the warrant shares issuable upon the exercise of the Second Warrants, in the aggregate exceed 2,213,549 Common Shares, which Common Shares represent 19.99% of the number of Common Shares outstanding on the date of execution of this Third Amendment (the “Trading Exchange Limitation”). Upon such a change by a Holder of the

Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum 61-day notice required by this Section 1.2.  Notwithstanding the foregoing, at any time following notice of a Sale Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company. The Trading Exchange Limitation contained in this paragraph may not be waived and shall apply to any successor Holder of this Warrant.

(b)	Section 2.1 of the Warrant is hereby amended and restated in its entirety as follows:

“Anti-Dilution Ratio.  The number of Warrant Shares issuable to the Holder upon exercise of this Warrant at the Per Share Warrant Exercise Price shall be adjusted, from time to time, by multiplying the (a) the number of Warrant Shares by (b) the Anti-Dilution Ratio (as defined below) in effect at the time of such adjustment. The Anti-Dilution Ratio shall be a fraction, the numerator of which shall be the Per Share Warrant Exercise Price and the denominator of which shall be the Per Share Anti-Dilution Price (calculated and adjusted as set forth below) in effect at the time of such adjustment (the “Anti-Dilution Ratio”); provided that the Per Share Anti-Dilution Price in effect on the date of execution of the Third Amendment shall be deemed to be equal to the Per Share Warrant Exercise Price; provided further that the Per Share Anti-Dilution Price shall be provided to Holder, calculated in accordance with the provision of Section 2.2(a) below, by the Company on a quarterly basis. Notwithstanding anything to the contrary in this Warrant, while the aggregate number of Warrant Shares issuable upon the exercise of this Warrant may increase, the aggregate purchase price for all Warrant Shares issuable upon exercise of this Warrant shall not be increased.”

(c)	Section 2.2(c) of the Warrant is hereby amended and restated in its entirety as follows:

“Notwithstanding the foregoing, no adjustment will be made under this Section 2.2 in respect of: (i) any Common Shares which, as of the date hereof, are (A) issuable upon exercise of Options outstanding or (B) issuable upon conversion or exchange of Convertible Securities (including this Warrant) outstanding (assuming exercise of any outstanding Options therefor), (ii) the issuance of securities upon the exercise or conversion of any Common Shares or Common Shares equivalents issued by the Company prior to the date hereof, (iii) Common Shares, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on the Common Shares covered by Sections 2.2(b)(iv) (other than as set forth in such section), 2.3, or 3.1, or (iv) the issuance of Common Shares as a result of any holder of the Second Warrant exercising such Second Warrant (collectively, “Excluded Issuances”).”

(d)	Section 18.1 of the Warrant is hereby amended and restated in its entirety as follows:

“General. In recognition and anticipation i)that the Purchaser will be a significant equityholder of the Company, ii)that the Purchaser Group may, directly or indirectly, through ownership interests in a variety of enterprises, engage in activities that overlap with or compete with those in which the Company Group, directly or indirectly, may engage, iii)that the Purchaser Group may have an interest in the same areas of corporate opportunity as the Company Group and iv)that, as a consequence of the foregoing, it is in the best interests of the Company Group that the respective rights and duties of the Company Group and of the Purchaser Group, and the duties of any other Person in service to the Company Group who are also directors, officers or employees of the Purchaser Group, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company Group, on the one hand, and the Purchaser Group, on the other hand, the provisions of this Section 18 shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Company Group in relation to the Purchaser Group and the conduct of certain affairs of the Company Group as they may involve the Purchaser Group, their respective officers, directors and employees, and the power, rights, duties and liabilities of the Company Group and its officers, directors and equityholders in connection therewith. The Stockholders and any Person purchasing or otherwise acquiring this Warrant or any Warrant Shares, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Section 18.”

4.All Other Terms Unchanged.  Except as expressly provided in this Third Amendment, all of the provisions, terms and conditions of the Warrant remain in full force and effect.

5.Conflicting Provisions.  Should any of the provisions of this Third Amendment conflict with any of the provisions of the Warrant, then the provisions of this Amendment shall apply.

6.Counterparts.  This Third Amendment may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

7.Effectiveness.  This Third Amendment will become effective immediately upon execution thereof by the Company and the Purchaser.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Third Amendment to Purchase Warrant for Common Shares to be signed by its duly authorized officer.

CAPSTONE TURBINE CORPORATION

By:/s/ Darren Jamison

Name:Darren Jamison

Title: President & CEO

SPECIAL SITUATIONS INVESTING GROUP II, LLC

By:/s/ Justin Betzen

Name:Justin Betzen

Title: Authorized Signatory